Exhibit 99.1

InnovAge Appoints James Carlson to the Board as Non-Executive Chairman

Denver, June 30, 2022 – InnovAge (NASDAQ: INNV), today announced the appointment of experienced health care executive James (“Jim”) Carlson to its Board of Directors, effective June 30, 2022. Carlson will serve as non-executive Chairman.

“We are thrilled that Jim is stepping into the role of Chairman of InnovAge,” said Andrew Cavanna, outgoing Chairman of the Board. “Jim’s skill set, experience and reputation makes him an ideal fit to lead the InnovAge Board.”

“I have known Jim for 25 years and he is one of the best liked and most skilled CEOs in healthcare.  His experience and wisdom will be an enormous help to Patrick and the Board as we work to position InnovAge for peak performance for our participants,” said Tom Scully, InnovAge Director.

“Jim’s decades of operating experience in coordinated, value-based care – especially for frail seniors in government-sponsored programs – make him a terrific and timely addition to our Board,” said Patrick Blair, President & Chief Executive Officer at InnovAge. “What’s more, Jim’s time at the helm leading a national, mission-driven healthcare company and his track-record of building trusting partnerships with a diverse group of stakeholders, will surely help accelerate our transformation and make him a particularly strong fit for InnovAge at this moment.”

“I’ve long believed that solving the health care, social and financing needs of our aging population, especially for the most frail, was one of the critical challenges for our society. The company’s thought leadership and successes are impressive and I’m delighted to join the InnovAge Board to work with Patrick Blair and his team to help achieve their important vision,” said Mr. Carlson.

With the addition of Mr. Carlson, InnovAge's Board will be expanded from nine to ten directors, five of whom are independent.

Mr. Carlson served as Chief Executive Officer of Amerigroup Corporation, a Fortune 500 multi-state managed healthcare company, from 2007 through 2012, becoming chairman of the company's board of directors in 2008. In December 2012, Amerigroup was acquired by WellPoint (now Anthem), the country's second largest health insurer, in a transaction valued at nearly $5 billion. Under Mr. Carlson's leadership, Amerigroup more than doubled the number of state Medicaid programs it served while growing revenues more than four-fold. Mr. Carlson was the founder of HealthSpring, a physician group practice management company, which was sold to MetraHealth in 1995 (subsequently to become part of United Healthcare). Mr. Carlson also served as an Executive Vice President at UnitedHealth Group before leaving to co-found Workscape (later acquired by ADP), a software platform. Mr. Carlson currently serves on the board of directors of PurFoods and is co-founder of Guidon Partners. He has previously served on the Boards of Omnicare, Acelity, America's Health Insurance Plans (AHIP), Morningside University, the National Kidney Foundation and the Health Sector Advisory Council for the Fuqua School of Business at Duke University. He was also a member of the Business Roundtable. Mr. Carlson attended Morningside University in Sioux City, Iowa, and graduated from Rider University in Lawrenceville, New Jersey.

About InnovAge

InnovAge is a market leader in managing the care of high-cost, dual-eligible seniors. Our mission is to enable seniors to age independently in their own homes for as long as possible. Our patient-centered care model meaningfully improves the quality of care our participants receive, while reducing over-utilization of high-cost care settings. InnovAge is at the forefront of value based senior healthcare and directly contracts with government payors, such as Medicare and Medicaid, to manage the totality of a participant’s medical care. InnovAge believes its healthcare model is one in which all constituencies — participants, their families, providers and government payors— “win.” As of March 31, 2022, InnovAge served approximately 6,800 participants across 18 centers in five states. https://www.innovage.com/.

Investor Contact:

Ryan Kubota
rkubota@myinnovage.com